EXHIBIT 10.21

ITT Inc.
Chief Executive Officer Retention Plan

1.    Purpose. The purpose of the Plan is to promote the interests of the Company and its shareholders by providing for the grant of additional Restricted Stock Units to the Chief Executive Officer to induce the Chief Executive Officer to remain with the Company and to further align the Chief Executive Officer’s interests with those of the Company’s shareholders.
2.    Definitions. Unless the context clearly requires a different meaning, the following words and phrases when used in the Plan shall have the meaning set forth below:
2.1    “Acceleration Event” means an “acceleration event” as defined in the Equity Plan.
2.2    “Affiliate” means an “affiliate” of the Company as defined in the Equity Plan.
2.3    “Award Agreement” means a restricted stock unit agreement under the Equity Plan representing a Retention Grant. Except as specifically provided herein, any Award Agreement shall include such terms and conditions included in the standard form restricted stock unit agreement used under the Equity Plan for awards to senior executives of the Company, including any terms and conditions related to clawback and restrictive covenant provisions.
2.4    “Cause” means the Chief Executive Officer’s (a) embezzlement, misappropriation of corporate funds, or other material acts of dishonesty; (b) commission or conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor; (c) engagement in any activity that the Chief Executive Officer knows or should know could harm the business or reputation of the Company or an Affiliate; (d) material failure to adhere to the Company’s or its subsidiaries’ or Affiliates’ corporate codes, policies or procedures as in effect from time to time; (e) willful failure to perform the Chief Executive Officer’s assigned duties, repeated absenteeism or tardiness, insubordination, or the refusal or failure to comply with the directions or instructions of the Board of Directors of the Company; (f) violation of any statutory, contractual, or common law duty or obligation to the Company or an Affiliate, including, without limitation, the duty of loyalty; or (g) breach of any restrictive covenant, including confidentiality or non-competition covenants, entered into between the Chief Executive Officer and the Company or an Affiliate. The determination of the existence of Cause shall be made by the Committee in good faith, and such determination shall be conclusive for purposes of this Plan.

2.5    “Chief Executive Officer” means the Chief Executive Officer of the Company as of the Effective Date.
2.6    “Code” means U.S. Internal Revenue Code of 1986, as amended from time to time.
2.7    “Committee” means the Compensation and Human Capital Committee of the Board of Directors of the Company.
2.8    “Company” means ITT Inc., an Indiana corporation.
2.9    “Disability” means the complete and permanent inability of the Chief Executive Officer to perform all of the Chief Executive Officer’s duties under the terms of the Chief Executive Officer’s employment, as determined by the Committee upon the basis of such evidence, including independent medical reports and data, as the Committee deems appropriate or necessary.
2.10    “Effective Date” means the date that this Plan is adopted by the Committee or its duly authorized representative.
2.11    “Equity Plan” means the ITT 2011 Omnibus Incentive Plan, as may be amended from time to time, or its successor.
2.12    “Fair Market Value” means the “fair market value” of a Share, as determined under the Equity Plan.
2.13    “Good Reason” means (a) without the Chief Executive Officer’s express written consent and excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or its Affiliates within 30 days after receipt of notice thereof given by the Chief Executive Officer, (i) a reduction in the Chief Executive Officer’s annual base compensation (whether or not deferred), (ii) the assignment to the Chief Executive Officer of any duties inconsistent in any material respect with the Chief Executive Officer’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or (iii) any other action by the Company or its Affiliates that results in a material diminution in such position, authority, duties or responsibilities; or (b) without the Chief Executive Officer’s express written consent, the Company’s requiring the Chief Executive Officer’s primary work location to be other than within twenty-five (25) miles of the location where the Chief Executive Officer was principally working immediately prior to an Acceleration Event; provided, that “Good Reason” shall cease to exist for an event on the 90th day following the later of its occurrence or the Chief Executive Officer’s knowledge thereof, unless the Chief Executive Officer has given the Company notice thereof prior to such date.

2.14    “Initial Retention Grant” means an award of Restricted Stock Units under Section 4 of this Plan.
2.15    “Performance-Earned Annual Retention Grant” means an award of Restricted Stock Units under Section 5 of this Plan.
2.16    “Plan” means the Company’s Chief Executive Officer Retention Plan, as set forth in this document and as amended from time to time.
2.17    “Restricted Stock Units” means “restricted stock units” as defined in, and issued under, the Equity Plan.
2.18    “Retention Grant” means the Initial Retention Grant or a Performance-Earned Annual Retention Grant.
2.19    “Share” means a share of common stock of the Company, $1.00 par value per share.
3.    Participation. The Chief Executive Officer shall be the only participant in the Plan.
4.    Initial Retention Grant. The Chief Executive Officer shall be granted an Initial Retention Grant on the Effective Date, which Initial Retention Grant shall cover that number of Restricted Stock Units equal to $7,000,000 divided by the Fair Market Value as of the Effective Date. The Initial Retention Grant shall be awarded as a grant of Restricted Stock Units.
5.    Performance-Earned Annual Retention Grants. Provided that the Chief Executive Officer has been continuously employed by the Company or an Affiliate from the Effective Date to the applicable grant date and that no Acceleration Event has occurred prior to the applicable grant date, the Chief Executive Officer shall be eligible to receive a Performance-Earned Annual Retention Grant in the first quarter of each of calendar years 2025, 2026, 2027, 2028 and 2029. Each Performance-Earned Annual Retention Grant shall have the value set forth in the table below corresponding to the quotient of the “Performance Unit Award Payout” divided by the “Target Units,” each as determined under the Chief Executive’s performance unit award agreement for the most recently completed performance period:

“Performance Unit Award Payout” ÷ “Target Units”	Performance-Earned Annual Retention Grant Value
Less than 105%	$0
105%-119.9%	$4,000,000
120%-139.9%	$5,000,000
140%-159.9%	$6,000,000
160% or above	$7,000,000

For example, the Performance-Earned Annual Retention Grant awarded in the first quarter of 2025 shall be based on the Chief Executive Officer’s performance unit award agreement for the performance period commencing January 1, 2022 and ending December 31, 2024. For the avoidance of doubt, if the number of performance units settled under a performance unit award agreement does not equal at least 105% of the target number of performance units specified in such agreement, no Performance-Earned Annual Retention Grant will be granted in the applicable calendar year. Each Performance-Earned Annual Retention Grant shall be awarded as a grant of Restricted Stock Units, with the number of Restricted Stock Units granted to be equal to the Performance-Earned Annual Retention Grant value as determined under this Section 5 divided by the Fair Market Value as of the applicable grant date.
6.    Vesting of Retention Grants; Settlement.
6.1    Vesting. Subject to Section 7 below, (a) the Restricted Stock Units subject to the Retention Grants, other than the Performance-Earned Annual Retention Grant granted in calendar 2029 (if any), shall vest on the later of (i) December 31, 2028 and (ii) the one-year anniversary of the date of grant of such Retention Award, provided that the Chief Executive Officer has been continuously employed by the Company or an Affiliate through December 31, 2028 and has not violated any noncompetition restrictions applicable to him at the time of such vesting, and (b) the Restricted Stock Units subject to the Performance-Earned Annual Retention Grant granted in calendar year 2029 (if any) shall vest on the one-year anniversary of the date of grant of such Retention Award, provided that the Chief Executive Officer has been continuously employed by the Company or an Affiliate through December 31, 2029 and has not violated any noncompetition restrictions applicable to him at the time of such vesting.
6.2    Payment of Retention Grants. Except as provided in Section 6.3 below, as soon as practicable after the date the Restricted Stock Units subject to a Retention

Grant vest (including vesting upon a separation from service pursuant to Section 7.1 below), the Company will deliver to the Chief Executive Officer (a) one Share for each vested Restricted Stock Unit, with any fractional Shares resulting from proration pursuant to Section 7.1.1 or 7.2.1 to be rounded to the nearest whole Share (with 0.5 to be rounded up) and (b) an amount in cash attributable to any dividend equivalents earned in accordance with applicable Award Agreement, in the case of (a) and (b) less any Shares or cash withheld in accordance with Section 8.1 below.
6.3    Payment after Acceleration Event. If, prior to the payment date, Shares cease to exist as a result of an Acceleration Event and a Retention Grant is not assumed, converted, or otherwise replaced with a comparable award, the Restricted Stock Units subject to such Retention Grant shall be settled in cash instead of Shares, and the amount of cash paid on the settlement date specified in this Plan shall equal the sum of (A) the Fair Market Value of one Share multiplied by the number of vested Restricted Stock Units, plus (B) the dividend equivalents described in the applicable Award Agreement. For this purpose, “Fair Market Value” shall be the fair market value on the date of the Acceleration Event. However, if the Acceleration Event constitutes a change in control under Section 409A of the Code and any related regulations or other effective guidance promulgated thereunder (“Section 409A”) and, immediately following the Acceleration Event, the common stock of the Company (or, if applicable, its successor) is not publicly traded, the Restricted Stock Units shall immediately become 100% vested as of the date of the Acceleration Event and be settled on such date.
7.    Effect of Termination of Employment.
7.1    Effect of Termination of Employment Prior to December 31, 2028. If the Chief Executive Officer’s employment with the Company and its Affiliates is terminated for any reason prior to December 31, 2028 and such termination constitutes a “separation from service” within the meaning of Section 409A, any Restricted Stock Units subject to an outstanding Retention Grant that are not vested at the time of such separation from service shall be immediately forfeited except as follows:
7.1.1    Separation from Service due to Death or Disability or Separation from Service by the Company for Other than Cause. Except as specified in Section 7.1.2 below, if the Chief Executive Officer’s separation from service is due to death or Disability or an involuntary separation from service by the Company (or an Affiliate, as the case may be) for other than Cause prior to December 31, 2028, a prorated portion of the Restricted Stock Units subject to each outstanding Retention Grant shall immediately vest as of such separation from service. For these purposes, the prorated portion of the Restricted Stock Units shall be determined by multiplying the total number of Restricted Stock Units subject to a Retention Grant by a fraction, the numerator of which is the number of days during which the Chief Executive Officer has been continually employed since the applicable grant date and the denominator of which is the number of days from the applicable grant date up to and including December 31, 2028.
7.1.2    Separation from Service After an Acceleration Event. If the Chief Executive Officer’s employment is terminated prior to December 31, 2028 and on or within two (2) years after an Acceleration Event (a) by the Company (or an Affiliate, as the case may be) for other than Cause, or (b) by the Chief Executive Officer because of Good Reason, then any unvested Restricted Stock Units subject to an outstanding Retention Grant shall immediately become 100% vested.
7.2    Effect of Termination of Employment on the Performance-Earned Annual Retention Grant Granted in Calendar Year 2029 (if any). If the Chief Executive Officer’s employment with the Company and its Affiliates is terminated for any reason following the grant of a Performance-Earned Annual Retention Grant granted in calendar year 2029 and prior to December 31, 2029 and such termination constitutes a “separation from service” within the meaning of Section 409A, any Restricted Stock Units subject to such Performance-Earned Annual Retention Grant granted in calendar year 2029 (if any) shall be immediately forfeited except as follows:
7.2.1    Separation from Service due to Death or Disability, or Separation from Service due to Resignation by the Chief Executive. Except as specified in Section 7.2.3 below, if the Chief Executive Officer’s separation from service is due to death or Disability or resignation by the Chief Executive Officer prior to December 31, 2029, a prorated portion of the Restricted Stock Units subject to the Performance-Earned Annual Retention Grant granted in calendar year 2029 (if any) shall remain outstanding and shall vest on the original vesting date (i.e., the one-year anniversary of the date of grant of such Retention Award), provided that the Chief Executive Officer has not violated any noncompetition restrictions applicable to him at the time of such vesting. For these purposes, the prorated portion of the Restricted Stock Units shall be determined by multiplying the total number of Restricted Stock Units subject to such Retention Grant by a fraction, the numerator of which is the number of days during which the Chief Executive Officer has been continually employed in calendar year 2029 and the denominator of which is 365.
7.2.2    Separation from Service by the Company for Other than Cause. If the Chief Executive Officer’s separation from service is due to an involuntary separation from service by the Company (or an Affiliate, as the case may be) for other than Cause prior to December 31, 2029, then any Restricted Stock Units subject to the Performance-Earned Annual Retention Grant granted in calendar year 2029 (if any) shall remain outstanding and shall vest on the original vesting date (i.e., the one-year anniversary of the date of grant of such Retention Award), provided that the Chief Executive Officer has not violated any noncompetition restrictions applicable to him at the time of such vesting.
7.2.3    Separation from Service After an Acceleration Event. If the Chief Executive Officer’s employment is terminated prior to December 31, 2029 and on or within two (2) years after an Acceleration Event by the Chief Executive Officer because of Good Reason, then any Restricted Stock Units subject to the Performance-Earned Annual Retention Grant granted in calendar year 2029 (if any) shall remain outstanding and shall vest on the original vesting date (i.e., the one-year anniversary of the date of grant of such Retention Award), provided that the Chief Executive Officer has not violated any noncompetition restrictions applicable to him at the time of such vesting.
8.    Tax Matters.
8.1    The Company may make such provisions and take such actions as it may deem necessary for the withholding of all applicable taxes attributable to the Retention Grants in accordance with the terms of the Equity Plan.
8.2    It is intended that the Plan and the Retention Awards be exempt from, or comply with, Section 409A. In no event shall payment of any Retention Grant, other than the other than the Performance-Earned Annual Retention Grants granted in calendar years 2028 (if any) and 2029 (if any), be made later than the deadline for short-term deferrals under Treas. Reg. § 1.409A-1(b)(4). In the event that all or a portion of a Retention Award constitutes deferred compensation for purposes of Section 409A, the following terms shall apply:
a)    If the Chief Executive Officer is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, at the time of the Chief Executive Officer’s separation from service, then, to the extent required under Section 409A, any Shares or cash that would otherwise be distributed upon the Chief Executive Officer’s separation from service shall instead be delivered or paid on the earlier of (x) the first business day of the seventh month following the date of the Chief Executive Officer’s separation from service or (y) the Chief Executive Officer’s death.
b)    Any reference to termination of employment, separation from service, or similar terms under this Plan and the Retention Awards shall be interpreted in a manner consistent with the definition of “separation from service” under Section 409A.
c)    In no event will payment be made later than the date on which payment is treated as being timely under Treas. Reg. §

1.409A-3(d), generally referring to the last day of the calendar year in which Restricted Stock Units vest or, if later, the 15th day of the third calendar month following the vesting date, and subject to any delay required under Section 8.2(a), above. (For this purpose, vesting and vesting date refer to the vesting date designated in this Plan.) The Chief Executive Officer does not have a right to designate the taxable year of the payment.
9.    Miscellaneous.
9.1    Administration of the Plan. The Committee shall be the sole administrator of the Plan. The Committee shall have full power to formulate additional details and regulations for carrying out this Plan. The Committee shall also be empowered to make any and all of the determinations not herein specifically authorized which may be necessary or desirable for the effective administration of the Plan. Any decision or interpretation of any provision of this Plan adopted by the Committee shall be final and conclusive.
9.2    Amendment and Termination of the Plan. The Committee may at any time amend or terminate the Plan only with the consent of the Chief Executive Officer, except with respect to amendments that are administrative or otherwise non-material in nature. Unless terminated sooner pursuant to this Section 9.2, the Plan shall automatically expire on the first date following the Effective Date on which no Retention Grant is outstanding.
9.3    Employment Not Guaranteed. Nothing in this Plan shall interfere with or limit in any way the right of the Company and/or its Affiliates to terminate the Chief Executive Officer’s employment at any time or for any reason not prohibited by law, nor confer upon the Chief Executive Officer any right to continue his employment for any specified period of time.
9.4    Governing Law. This Plan shall be governed and construed in accordance with the laws of the State of Connecticut, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.
9.5    Jurisdiction. By accepting a Retention Grant, the Chief Executive Officer is deemed to consent to the personal jurisdiction of and venue in the state and federal courts in the state of Connecticut (collectively, the “Chosen Courts”), and to agree that such Chosen Courts shall have exclusive jurisdiction to hear and determine or settle any dispute that may arise out of or in connection with this Plan, and that any action or proceeding arising out of or in connection with this Plan shall be brought only in the Chosen Courts.

9.6    Severability. Any term or provision of this Plan that is determined to be invalid or unenforceable by any court of competent jurisdiction in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Plan or affecting the validity or enforceability of any of the terms or provisions of this Plan in any other jurisdiction and such invalid or unenforceable provision shall be modified by such court so that it is enforceable to the extent permitted by applicable law.
9.7    Successors. All obligations of the Company under this Plan shall be binding on any successor to the Company, and the term “Company” shall include any successor.